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                                                                    EXHIBIT 99.4

                        DYNAMICS CORPORATION OF AMERICA
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 16, 1997

To the Shareholders of Dynamics Corporation of America:

    The 1997 annual meeting of Dynamics Corporation of America (the "DCA Shareholders Meeting") will be held at 10:30 a.m., local time, on October 16, 1997 at the Greenwich Library, West Putnam Avenue at Deerfield Drive, Greenwich, Connecticut, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 17, 1997 (the "Merger Agreement"), among DCA, CTS Corporation ("CTS") and CTS First Acquisition Corp., a wholly owned subsidiary of CTS ("Sub"), pursuant to which, among other things, DCA will merge (the "Merger") with and into Sub. In the Merger, subject to certain exceptions, each share of DCA Common Stock ("DCA Shares") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive, at the holder's election, either $58.00 in cash (subject to proration) or 0.88 (the "Exchange Ratio") fully paid and non-assessable shares of CTS Common Stock ("CTS Shares"). In connection with the Merger, CTS declared a stock split in the form of a 1:1 stock dividend (the "Stock Split") to shareholders of record on October 24, 1997, subject to certain conditions, including the completion of the Merger. DCA shareholders are entitled to dissenters' rights in the Merger under New York law as described in the Joint Proxy Statement/Prospectus accompanying this notice.

    2. To consider and vote on the election of directors to the DCA Board of Directors, four in the class of directors whose term expires at the 2000 annual meeting of DCA shareholders, one in the class of directors whose term expires at the 1998 annual meeting of DCA shareholders and one in the class of directors whose term expires at the 1999 annual meeting of DCA shareholders.

    3. To consider and vote on the ratification of the appointment of Ernst & Young LLP ("Ernst & Young"), as DCA's independent auditors for 1997.

    4. To transact such other business as may properly come before the DCA Shareholders Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

    Information regarding the matters to be acted upon at the DCA Shareholders Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Merger Agreement is attached as Annex A thereto. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice.

    The close of business on September 5, 1997 is the record date ("DCA Record Date") for determining the holders of DCA Shares entitled to receive notice of, and to vote at, the DCA Shareholders Meeting and any adjournments or postponements thereof.

    The adoption of the Merger Agreement requires the affirmative vote of at least two-thirds of the DCA Shares outstanding as of the DCA Record Date and the approval of the remaining proposals requires the affirmative vote of the holders of record of a majority of the DCA Shares present in person or by proxy and entitled to vote at the DCA Shareholders Meeting.

    DCA originally scheduled its 1997 annual shareholders meeting for May 2, 1997 and sent to shareholders proxy materials relating thereto. That meeting was postponed to October 16, 1997 in order to permit DCA shareholders to consider the Merger and other matters described in the accompanying Joint Proxy Statement/ Prospectus, which supersedes the prior proxy materials in their entirety.

                                       By order of the Board of Directors,
                                       /s/ Henry V. Kensing
                                       Henry V. Kensing
                                       SECRETARY

Greenwich, Connecticut
September 2, 1997